Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-38677; No. 333-120813; No. 333-248451; No. 333-270822 and No. 333-279932) of Interface, Inc. of our report dated February 26, 2025, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K.

/s/ BDO USA, P.C.

Atlanta, Georgia
February 25, 2026